INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement ("Agreement") is made and entered into effective as of March 8, 2018 by and between Deschutes Portfolio Strategy, LLC, doing business as Matisse Capital , a Delaware limited liability company (the "Advisor"), and the Starboard Investment Trust (the ''Trust"), a Delaware statutory trust, on behalf of the Matisse Discounted Bond CEF Strategy (the "Fund"), a series of the Trust.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940;

WHEREAS, the Trust has designated th'e Fund as a series of interests in the Trust;

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Advisor to furnish investment management services to the Fund and the Advisor is willing to furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained , it is agreed between the parties hereto as follows:

1.  Appointment. The Trust appoints the Advisor as investment advisor to the Fund, a series of the Trust, for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to furnish the services set forth herein, for the compensation indicated in Appendix A.

2.  Obligations of the Advisor.  Subject to the supervision of the Trust's Board of Trustees, the Advisor will provide a continuous investment program for the Fund.

   (a)  Services.  The Advisor agrees to perform the following services for the Fund and Trust:

      (i)  Manage the investment and reinvestment of the assets of the Fund ; (ii) Continuously review, supervise, and administer the investment program of the Fund;

      (iii)    Determine,  in its discretion,  the securities  to be purchased, retained, or sold (and implement those decisions) with respect to the Fund;

      (iv)    Provide the Fund and Trust with records concerning the Advisor's activities under this Agreement which the Fund and Trust are required to maintain;

      (v)  Render  regular  reports  to the Trust's  trustees  and  officers concerning the   Advisor's   discharge    of   the    foregoing responsibilities;

      (vi)    Vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such  proxies will be voted in a manner that the Advisor deems, in good faith, to be in the best interest of the Fund and in accordance with the Advisor's proxy voting policy. The Advisor agrees to provide a copy of its proxy voting policy, and any amendments thereto, to the Trust prior to the execution of this Agreement; and

      (vii)  Perform such other services as agreed by the Advisor and the Trust from time to time.

The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus and statement of additional infonnation, as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All services to be furnished by the Advisor under this Agreement may be furnished through the medium of any directors, officers, or employees of the Advisor or through such other parties as the Advisor may determine from time to time.

   (b)  Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render its services and to provide the office space,  furnishings,  equipment,  and personnel  as may  be reasonably required in the judgment of the trustees and officers of the Trust to perform the services on the tenns and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.  Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

   (c)  Fund Transactions. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Advisor shall seek to obtain  the best overall  execution  for fund transactions,  which  is a combination of price, quality of execution, and other factors. The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advi sor with brokerage, research, analysis, advice, and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread  than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor  to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term.  The Advisor will promptly  communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

   (d)  Books and Records.  All books and records prepared and maintained by the Advisor for the Fund and Trust under this Agreement shall be the property of the Fund and Trust and, upon request therefor, the Advisor shall surrender to the Fund and Trust such of the books and records so requested.

   (e)  Compliance  Procedures.The Advisor will, in accordance  with Rule 206(4)-7 of the Investment Advisers Act of 1940, adopt and implement written policies and procedures reasonably designed to prevent violations of the Investment Advisers Act of 1940 and will provide the Trust with copies of such written policies and procedures upon request.

3.  Compensation. The Trust will pay, or cause to be paid to, the Advisor and the Advisor will accept as full compensation an investment advisory fee, based upon the average daily net assets of the Fund, computed at the end of each month and payable within five business days  thereafter, according to the schedule attached hereto as Appendix A.

4.  Status of Advisor. The services of the Advisor to the Fund and Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its ser.vices to the Fund and Trust are not impaired thereby;  provided, however, that without the written consent of the Trust's Board of Trustees, the Advisor will not serve as investment advisor to any other investment company having a similar investment strategy to that of the Fund.  The Advisor shall  be  deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Fund or Trust. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.  Limitation of Liability; Indemnification. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Fund or Trust in connection with  the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Advisor in the performance of its duties or from reckless disregard by the Advisor of its obligations and duties under this Agreement.  It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration  statement under the Investment Company Act of I 940 or the Securities Act of I 933, except for infonnation supplied by the Advisor for inclusion therein. The Trust agrees to indemnity the Advisor to the full extent permitted by the Trust's Declaration of Trust.

Any liability of the Advisor to the Fund shall not automatically impart liability on the part of the Advisor to any other series of the Trust. The Fund shall not be liable for the obligations of any other series of the Trust, nor shall any other series of the Trust be liable for the obligations of the Fund. The limitations ofliability provided under this section are not to be construed so as to provide for limitation of liability for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such limitation of liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

6.  Liability of Shareholders. Notice is hereby given that, as provided by applicable Jaw, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

7.  Representations and Warranties.

   (a)  The Advisor represents and warrants to the Trust as follows: (i) the Advisor is a limited liability company duly organized and in good standing  under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission under the Investment Advisers Act of 1940, and shall maintain such registration in effect at all times during the term of this Agreement.

   (b)  The Trust represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the Investment Company Act of 1940; (iii) shares of the Fund are (or will be) registered for offer and sale to the public  under the Securities Act of 1933; and (iv) such registrations will be kept in effect during the term of this Agreement.

8.  Notice of Change in Membership. The Advisor is obligated to notify the Trust if there is a change in the members of the Advisor within a reasonable time after such change takes place.

9.  Duration and Termination. This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided that:

   (a)  The Trust may, at any time and without the payment of any penalty, terminate this Agreement  upon 60 calendar days' written notice of a decision to terminate this Agreement by (i) the Trust's trustees: or (ii) the vote of a majority of the outstanding voting securities of the Fund;

   (b)  This Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940 and the rules thereunder); and

   (c)  The Advisor may, at any time and without the payment of any  penalty, terminate this Agreement upon 60 calendar days ' written notice to the Fund and Trust.

   (d)  The terms of paragraph 5 of this Agreement shall survive the termination of this Agreement.

10.  Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment ofthisAgreement shall be effective until approved by vote ofthe holders of a majority ofthe Fund 's outstanding voting securities {as defined in the Investment Company Act of 1940).

11.  Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

12.  Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund. Without limiting the generality of the foregoing: (i) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (ii) under no circumstances shall the Advisor have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (iii) the business and contractua l relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Fund.

13.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be afl'ected thereby.

14.  Use of Names. The Trust acknowledges that all rights to the names "Matisse" and "Deschutes Portfolio Strategy" belong to the Advisor, and the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

15.  Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first a hove written.

STARBOARD INVESTMENT TRUST

By:  /s/ Katherine M. Honey
Name:  Katherine M. Honey
Title: President

DESCHUTES PORTFOLIO STRATEGIES, LLC
D/B/A MATISSE CAPITAL

By: /s/ Bryn Torkelson
Name:  Bryan Torkelson
Title:  President and CIO

APPENDIX A COMPENSATION SCHEDULE

For the services delineated in this Agreement, the Advisor shall receive an investment advisory fee equal to the annualized rate of 0.70% of the average daily net assets of the Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined  in the manner described in the Fund's Prospectus and Statement of Additional Information.